Exhibit 99.1

Ultratech Employee Meeting Tuesday, March 7, 2017

Cautionary Statements Forward-Looking Statements This written communication contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition by Veeco Instruments Inc. (“Veeco”), of Ultratech, Inc. (“Ultratech”), Ultratech’s and Veeco’s expected financial performance, as well as Ultratech’s and Veeco’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that Ultratech may be unable to obtain required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Veeco and Ultratech file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Veeco and Ultratech identify and address other important factors that could cause financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. All forward-looking statements speak only as of the date of this written communication or, in the case of any document incorporated by reference, the date of that document. Neither Veeco nor Ultratech is under any duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.

Cautionary Statements (continued) Additional Information and Where to Find It In connection with the proposed acquisition by Veeco of Ultratech pursuant to the Agreement and Plan of Merger by and among Ultratech, Veeco and Ulysses Acquisition Subsidiary Corp., Veeco will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 which will contain a proxy statement of Ultratech and a prospectus of Veeco, which proxy statement/prospectus will be mailed or otherwise disseminated to Ultratech’s stockholders when it becomes available. Investors are urged to read the proxy statement/prospectus (including all amendments and supplements) because they will contain important information. Investors may obtain free copies of the proxy statement/prospectus when it becomes available, as well as other filings containing information about Veeco and Ultratech, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents may also be obtained for free from the companies’ web sites at www.Veeco.com or www.Ultratech.com. Participants in Solicitation Veeco, Ultratech and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Ultratech in connection with the proposed transaction. Information about Veeco’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on February 22, 2017 and its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 22, 2016. Information about Ultratech’ executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on March 1, 2017, and the proxy statements for its 2016 annual meeting of stockholders, which were filed with the SEC on June 10 and June 13, 2016. Investors may obtain more detailed information regarding the direct and indirect interests of Veeco, Ultratech and their respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statement/prospectus regarding the transaction, which will be filed with the SEC.

Introduction to Veeco

Veeco at a Glance Leading deposition and etch solutions provider; Veeco enables high-tech electronic device manufacturing Founded in 1989 $332 million in 2016 sales US R&D Centers Plainview, NY (also headquarters) Somerset, NJ Horsham, PA Saint Paul, MN Operations in 10 countries ~750 employees worldwide

Where We Are Fremont, CA Plainview, NY St. Paul, MN Somerset, NJ Munich, Germany Shanghai, China Hsinchu City, Taiwan Penang, Malaysia Bundang-gu, Korea Singapore Philippines Bangkok, Thailand Tokyo, Japan Horsham, PA

Leading Technology Companies Choose Us Data Storage Scientific & Industrial LED Lighting, Display & Power Electronics Advanced Packaging, MEMS & RF

Global Trends Aligned with Veeco's End Markets

ENERGY EFFICIENCY



Lighting, Display & Power Electronics

LED lighting adoption driving ~15% unit CAGR(1)

MOBILITY


11:45

Advanced Packaging, MEMS & RF

Smartphone trends driving ~60% CAGR for FO WLP(2)
Doubling of RF Filter content(3)

FOUNDATIONAL



Scientific, Industrial & Data Storage

Diverse set of markets and applications offer stable revenue stream

(1) Source: IHS for 2014-2020
(2) Source: Techsource for 2015-2020
(3) Source: Qualcomm, Company Estimates for 2020
CAGR – Compound Annual Growth Rate
FO WLP – Fan Out Wafer Level Packaging

8 | Copyright © 2017 Veeco Instruments Inc.
Veeco

Veeco’s Technologies Address High Growth Markets Power Electronics LED Lighting & Display MEMS Advanced Packaging RF MOCVD Metal Organic Chemical Vapor Deposition PSP Precision Surface Processing MBE Molecular Beam Epitaxy IBE Ion Beam Etch

Track Record of Technology Leadership

Lighting, Display & Power Electronics	Advanced Packaging, MEMS & RF	Scientific, Industrial & Data Storage
		
TurboDisc MOCVD	**WaferStorm** Wet Processing	**GEN** MBE **NEXUS** IBE, **SPECTOR** IBD
#1	#1	#1
Market leader in MOCVD 5-years running[(1)]	**PSP versatile single-wafer wet solutions**[(2)]	**Industry benchmark for MBE & Ion Beam**

(1) Source: IHS
(2) Company estimates for Metal Lift-off applications

MOCVD – Metal Organic Chemical Vapor Deposition
PSP – Precision Surface Processing
MBE – Molecular Beam Epitaxy
IBE – Ion Beam Etch
IBD – Ion Beam Deposition
DLC – Diamond-Like Carbon

10 | Copyright © 2017 Veeco Instruments Inc.

Veeco Summary Market Leaders We are a leader in each of our core technologies – MOCVD, MBE, IBE/IBD, Wet Etch and Other Advanced Thin Film Process Technologies Exceptional Technology Our people, technology and process knowledge enables us to deliver systems with the lowest CoO to the world’s leading companies Tied to High Growth Markets LEDs for lighting, power electronics for energy conversion, advanced packaging, hard drives, RF chips and MEMS for cloud computing and state-of-the-art electronics High-Performance Organization Fast and agile culture featuring speed as a competitive differentiator, customers count on our flexibility and value proposition

Looking Forward

Complementary Markets, Cutting Edge Technologies MBE & Ion Beam MOCVD PSP Advanced Packaging, MEMS & RF Scientific, Industrial & Data Storage Lighting, Display & Power Electronics Advanced Packaging Scientific Lighting & Display Veeco 2016 Revenue Ultratech FY 2016 Revenue Lithography LSA 3D Inspection $194M $332M Front-end Semiconductor Front-end Semiconductor

Confidential

2017 Veeco Strategic Focus

Advanced Packaging, MEMs & RF

Key Technologies

- **Lithography**
- **Single wafer etch and clean**
- Ion Beam Etch

Market Focus

- **Advanced Packaging**
- **RF Filters**
- MEMs

Lighting, Display and Power Electronics

Key Technologies

- **MOCVD**
- Single wafer etch and clean
- Lithography

Market Focus

- **LED Lighting**
- **MicroLEDs**
- Power Electronics


34%
35%
Pro Forma
2017 Revenue Forecast
18%
13%

Scientific, Industrial & Data Storage

Key Technologies

- MBE
- ALD
- IBE
- IBD
- PVD
- DLC

Market Focus

- Scientific R&D (MBE & ALD)
- Industrial
- Data Storage

Front-End Semiconductor

Key Technologies

- LSA
- IBE & PVD encapsulation
- MOCVD
- SuperFast Metrology

Market Focus

- 28 nm and below Logic
- STT RAM
- III-V CMOS

Leadership in Advanced Packaging, MEMS and RF **and** LED Lighting
Increased Critical Mass in Front-End Semi and Scientific

14 | Copyright ©

A Compelling Combination for All Stakeholders Employees Customers Stockholders Diversified revenue for improved stability Like cultures with focus on innovation Increased scale provides opportunities for advancement and professional growth Increased scale and better positioned to address customers’ critical needs Increased sales and service presence Complementary skills to deliver innovative and cost-effective solutions Leadership in Advanced Packaging, RF & MEMS and LED Lighting Better positioned for long term growth and profitability Expected to be strongly accretive to non-GAAP EPS

Enabling Technology Breakthroughs Veeco provides process equipment solutions that drive tomorrow’s technology breakthroughs today. Dynamic, Innovative and High-Growth We are a dynamic, innovative and high-growth company recognized as the best in the markets we serve. Vision A More Productive, Cleaner and Sustainable World We help customers make products for a more productive world and a cleaner and sustainable environment.

Veeco’s Operating Principles Speed is a vital competitive weapon Our people drive our success Promote a results-oriented, high performance environment Be passionate about technology & product leadership Customers are our reason for being Exemplify integrity in our words and our actions

Other Important Veeco Values Teamwork across organizations and Business Units Transparency shine light on good and (especially) bad news we deal with bad news better than surprises Demonstrate respect and fairness for others No politics. Period.

From Now to Closing: Focus on Learning & Planning Function as two independent companies; run both organizations for success Use this time to learn about each other: People and Organizations - Key players, structure and culture Processes - How things get done Identify the best opportunities - Products, markets and customers Kick off an Integration Task Force: Establish integration teams with both Veeco and Ultratech employees Plan integration of systems and business processes such as: IT Infrastructure and ERP Financial processes HR & Benefits Develop strategies to achieve synergies Leveraging purchasing power Increasing sales

Integration Expectations We do not plan to reduce salaries and we expect benefits to be equal or better in aggregate We have no plans to move out from the Zanker Road facility The Ultratech name will continue to be used but perhaps in a different way Veeco uses a Business Unit structure and Ultratech will be a large or possibly the largest Business Unit Veeco uses SAP as its core IT system and we will convert from Manman to SAP at Ultratech We will work through organizational decisions carefully. Some decisions will be made at close and others will only be made after we have a much deeper understanding of the situation and strategy We will go as fast as possible but Integration will take time: Some items will be integrated at or very soon after close Some will take a few months A few items will need to wait until SAP is implemented Growing the business will be the top priority and we want to hit the ground running We will work to leverage our purchasing power to reduce costs and look for ways to reduce operating expenses Much to learn before plans are finalized

How You Can Help Change can be distracting and unsettling but it also presents opportunity. Here’s what you can do: Maintain focus on your current role and your established goals and objectives Look for opportunities to engage in the learning process help us learn about what makes Ultratech great Stay flexible the path forward may not be straight ahead

Major Benefits – US Employees Primary Objective: Align benefits programs to the greatest degree possible without significant employee disruption Healthcare: Veeco & Ultratech both use Cigna for medical Plans are generally comparable with small differences Ultratech Health & Welfare plans to continue unchanged for 2017 Evaluating alternatives for 2018 401(k): Veeco uses Fidelity / Ultratech uses Vanguard Ultratech to continue with Vanguard for 2017 Evaluating alternatives for 2018 Veeco’s Employer Match: not discretionary (50% of first 6%); plan offer to Ultratech participants following closing ESPP: Veeco offers a discount ESPP Participants eligible in the first semi-annual enrollment window following closing Participants purchase VECO at 85% of the FMV at the beginning or end of the 6-month period, whichever is LOWER Much more information about all benefits, including int’l, Coming Soon